Exhibit 2.1
[Letterhead of CSI]
September 1, 2010
Clean Diesel Technologies, Inc.
10 Middle Street
Suite 1100
Bridgeport, CT 06604
Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901-2048
Attention: David I. Albin
     Re: Modification of Agreement and Plan of Merger
Ladies and Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger, dated as of May 13, 2010 (the “Merger Agreement”), among Clean Diesel Technologies, Inc., a Delaware corporation (the “Parent”), CDTI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Catalytic Solutions, Inc., a California corporation (the “Company”). Certain capitalized terms used herein without definition have the same definition as set forth in the Merger Agreement.
     The purpose of this letter is to confirm our mutual agreement as to certain matters relating to the Merger Agreement.
     The Company has entered into agreements with Fifth Third Bank with respect to its agreement to extend the performance of the Company’s obligations under the Company’s banking facility to October 15, 2010 that is subject to the Parent and the Company agreeing to change the September 6, 2010 date in Section 8.1(c) of the Merger Agreement to a date that is not earlier than October 15, 2010. Holders of the Company’s secured convertible notes similarly have entered into an agreement with the Company with respect to their agreement to extend the performance of the Company’s obligations relating to the Company’s secured convertible notes to October 15, 2010 that is subject to the Parent and the Company agreeing to change the September 6, 2010 date in Section 8.1(c) of the Merger Agreement to a date that is not earlier than October 15, 2010.
     Section 8.1(c) of the Merger Agreement currently provides that either Parent or the Company may terminate the Merger Agreement if the Merger shall not have been consummated on or before September 6, 2010. Parent, Merger Sub and the Company hereby confirm that, as authorized by the Boards of Directors of Parent and the Company, Section 8.1(c) of the Merger Agreement is amended to change the reference to September 6, 2010 therein to be October 15, 2010.
     Parent, Merger Sub and the Company further confirm that, as authorized by the Boards of Directors of Parent and the Company, the form of Company Warrant set forth as Exhibit B-1 to the Merger Agreement is replaced in its entirety by the form of Company Warrant attached to this letter agreement.
     If the foregoing accurately reflects your understanding of our agreement, please confirm such agreement by signing where indicated below, whereupon this will be deemed to be a binding agreement upon Parent, Merger Sub and the Company.

Very truly yours, CATALYTIC SOLUTIONS, INC.
By:	/s/Charles F. Call

Its: Chief Executive Officer

Agreed and accepted as of
September 1, 2010:
CLEAN DIESEL TECHNOLOGIES, INC.
By: /s/Michael Asmussen
Its: President & CEO
CDTI MERGER SUB, INC.
By: /s/Michael Asmussen
Its: President

FORM OF COMPANY NON-TRANSFERABLE WARRANT
No.
THIS WARRANT IS NOT TRANSFERABLE OTHER THAN IN THE LIMITED CIRCUMSTANCES PROVIDED HEREIN AND THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY SUCH HOLDER OTHER THAN AS PROVIDED HEREIN.
[Insert Date]
[Insert no. of Shares] Shares
Warrant for Purchase of Common Stock
of Clean Diesel Technologies, Inc.
(a Delaware Corporation)
     This Certifies that [Insert Name] (the “Holder”) of [Insert Address] for value received and subject to the provisions hereinafter set forth is entitled to purchase from Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), [Insert No. of Shares] shares of Common Stock of the Company, par value $.01 per share (the “Shares”), at a price of USD$____ per share1 (the “Exercise Price”) on or before 5:00 p.m. local time at the then executive offices of the Company on or prior to the Expiration Date (as defined below). This Warrant shall be void unless exercised on or before the Expiration Date.
1. Merger Consideration. This Warrant is issued pursuant to that certain Agreement and Plan of Merger by and between the Company, CDTI Merger Sub, Inc. and Catalytic Solutions, Inc. (“CSI”) relating to the Merger (as defined therein) and the issuance by the Company to the Holder of the Merger Consideration (as defined therein), including this Warrant on the date hereof.
2. Exercise; Expiration Date. This Warrant may be exercised from time to time by the Holder as to the whole or any lesser number of the Shares upon tender of this Warrant at the then executive office of the Company with a written notice signed by the Holder to the attention of the Company Secretary expressing the Holder’s intent to exercise the same together with payment to the Company of the Exercise Price of the Shares stated in the notice to be purchased. If this Warrant is exercised in respect of fewer than all of the Shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the remaining Shares issuable under the original Warrant and deliver such new Warrant to the Holder unless the number of remaining Shares is less than one (1), in which case no new warrant shall be issued.
This Warrant and all rights hereunder will expire if not exercised by 5:00 p.m. prevailing local time in New York, New York on the date that is the earlier to occur of (i) [insert date]2, and (ii) that date that is thirty (30) days after the giving of notice by the Company to the Holder that the Fair Market Value of one

[1]	Price to be determined by the Company by determining the quotient of $30,000,000 divided by the number of outstanding Shares immediately upon the occurrence of the merger (the “Merger”) of a subsidiary of the Company with and into Catalytic Solutions, Inc., a California corporation, and giving effect thereto.

[2]	Insert third anniversary of the date of the Merger.

Share has exceeded 130% of the Exercise Price for ten (10) consecutive days (which 10-day period means, if the Shares are then listed or traded on an exchange or otherwise quoted, 10 consecutive days for which the Closing Bid Price is reported), and that the Warrant will therefore expire if not exercised prior to the Expiration Date.
“Fair Market Value” means (i) the consolidated closing bid price of one Share as reported on the NASDAQ Stock Market, LLC or on any other principal national securities exchange on which the Shares are then listed or admitted for trading or (ii) if the Shares are not then listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on each day during the 10-day period referred to below, the average of the highest reported bid and the lowest reported asked quotation for the Shares, either case as reported on any authorized interdealer quotation system (in each case, the “Closing Bid Price”). If the Shares are not listed or admitted for trading on any national securities exchange or quoted by any interdealer quotation system or a similar service, Fair Market Value means the fair market value of a Share as determined by a majority of the directors of the Company’s Board of Directors.
3. No Stockholder Rights. This Warrant does not confer upon the Holder or the Holder’s permitted Assignees any right whatsoever as a stockholder of the Company, including without limiting the generality of the foregoing, the right to vote, to receive notices and the right to receive dividends, prior to the exercise of the Holder’s rights to purchase the Shares as provided herein.
4. No Transfers. This Warrant may not be transferred, sold, or made subject to a security interest or charge, pledged, hypothecated, or otherwise transferred except (i) as the result of or assignment by operation of law (such as death or merger or otherwise) or (ii) as required by law or any court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation). A request for a transfer of this Warrant shall be accompanied by such documentation establishing satisfaction of the conditions set forth in clause (i) or (ii) above, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall permit the transfer of this Warrant.
5. Securities Laws. Any Shares issued upon the exercise of this Warrant (unless pursuant to an effective registration statement under the Act) shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION IS THEN AVAILABLE.”
6. Capital Adjustments. The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time, as follows:
(a) If at any time there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of Shares of stock or other securities or property of the successor corporation resulting from such merger or consolidation, to which the Holder would have been entitled in such merger or consolidation, if this Warrant had been exercised immediately before such merger or consolidation.
(b) If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the Shares into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Shares immediately prior to such subdivision, combination, reclassification or other change.
(c) If the Company at any time shall split or subdivide its Common Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable pursuant to this Warrant shall be proportionately increased. If the Company at any time shall combine its Common Stock, the Exercise Price shall be proportionately increased and the number of Shares issuable pursuant to this Warrant shall be proportionately decreased.
7. Governing Law. This Warrant shall be governed by and construed for all purposes by in accordance with the laws of the State of Delaware without reference to the conflicts of laws rules of any jurisdiction.
8. Notices. Any notice effecting an exercise of this Warrant shall, if in writing, be effective upon receipt by the Company of the Warrant, notice of exercise and payment of the Exercise Price. Other notices shall, if in writing, be effective on receipt, if delivered in person or by facsimile transmission, or, if given by mail, four (4) days after deposit in the mail service, air-mail postage pre-paid, in any case to the then executive office of the Company to the attention of the Company Secretary, or, if to the Holder, to the address given above or to such other address by notice so given.
9. Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or a legal holiday.
10. Lost Warrants. The Company covenants with the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.
11. Fractional Shares. This Warrant may be exercised only for an integral number of Shares, and fractional Shares may not be purchased hereunder.
12. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.
[Signature page follows.]

WITNESS the seal of the Company and the signature of its duly authorized officers as of the date first written above.
CLEAN DIESEL TECHNOLOGIES, INC.

By:

Name:
Title: Vice President & Treasurer

Attest:
Name:
Title: Secretary